Exhibit 99.1

FairPoint Investment Communication
Moderator: Tom Rozycki
January 16, 2007
8:30 a.m. ET

OPERATOR:  Good morning.  My name is Tiara , and I will be your conference operator today.  At this time, I would like to welcome everyone to the FairPoint Investment Community conference call.  All lines have been placed on mute to omit any background noise.  After the speaker’s remarks, there will be a question-and-answer period.  If you’d like to pose a question during this time, please press star than the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Brett Ellis.  Sir, you may begin your conference.

BRETT ELLIS, FAIRPOINT COMMUNICATIONS:  Good morning, and thank you for joining us on this morning’s investment community conference call.

By now you should have received a copy of this morning’s press release.  If you have not, please contact Laura Kowalcyk at CJP 212-279-6895, and she will be happy to e-mail you a copy.

As a reminder, this conference call is also being Webcast with a supplemental slide presentation.  To access the Webcast, please refer to this morning’s press release, which contains the Web address that will take you to the registration page.

Please note that the supplemental slide presentation is also available for download on our Web site at fairpoint.com in the Investor Relations section under the heading, “Featured Report.”  Today’s speakers will be referencing that presentation throughout this morning’s call.

Also members of the financial team, including John Crowley our CFO, will be on the road this week and will be available for meetings in New York tomorrow, which is Wednesday, and Boston on Thursday.  If you would like to book a one-on-one meeting, or participate in the group lunches scheduled for each city, please call 866-377-3747, and ask to speak to Laura, , who will be handling the scheduling.  We will do our best to accommodate all requests.

Before I introduce the speakers, I would like to read the Safe Harbor statement.  This presentation may contain forward-looking statements that are not based on historical facts including, without limitation, statements containing the words, “expect,” “anticipate,” “intend,” “plan,” “believe,” “seeks,” “estimate” and similar expressions and statements relating to potential cost savings and synergies expected to be realized in the proposed merger with the wireline operations of Verizon Communications, Inc. in Maine, New Hampshire and Vermont.  Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.  Such factors include those risks described from time to time in FairPoint Communication, Inc.’s filings with the Securities and Exchange Commission, including without limitation, the risks described in FairPoint’s most recent annual report on Form 10-K on file with the Securities and Exchange Commission.  These factors should be considered carefully and your call should not place undue reliance on such forward-looking statements.  All information is current as of the date of this presentation, and FairPoint Communications, Inc. undertakes no duty to update this information.  Thank you.

Joining us on today’s call are Gene Johnson, our Chairman and CEO, John Crowley, our CFO and Walt Leach, Executive Vice President of Corporate Development.

First off today, Gene will provide an overview of the transaction.  Next, John will discuss operational synergies that will result and also provide select financial data related to the transaction and the proposed merged entity.  After their remarks, all three will be available to answer your questions.

At this time, I would like to turn the call over to Gene Johnson, Chairman and CEO of FairPoint Communications.  Gene?

GENE JOHNSON, CHAIRMAN, CEO, FAIRPOINT COMMUNICATIONS, INC.:  Thanks a lot, Brett, and good morning to all of you.  And thanks for joining us on today’s call.

For all of you that know me well, you know that I get pretty excited about good news.  And you can only imagine how I feel today after we announced what we believe is one of the most important telecommunications transactions in recent memory.

Before I get started though, I wanted to thank all of the FairPoint team members that literally canceled vacations, skipped the holidays and burned the midnight oil to make this day a reality.  It is with a great sense of pride and personal gratitude that I say to all of them, “Thank you.”  There should be no doubt that with this team in place, this merger and transition is going to be a very, very resounding success.

Specifically however, I want to thank Walt Leach, Shirley Linn and Peter Nixon.  As you know, Shirley’s our General Counsel.  Walt handles Corporate Development, and Peter is our Chief Operating Officer.  Their stewardship of this transaction really is, in a large part, why we’re speaking to you today.  So again, thanks Walt, Shirley and Peter, you did a terrific job here.  Everybody at FairPoint recognizes the tremendous effort that they all put forth.  And the good news is that we have 12 months of transition work for Walter and Peter to start on this afternoon, literally this afternoon.

So let’s get to it.  Let’s talk about the transaction.  Today we announced that we’ve entered into a definitive agreement whereby Verizon’s local telephone and related operations in Maine, New Hampshire and Vermont will be spun off and merged with and into FairPoint.  And I believe this transaction marks an historic date for our industry.

Obviously it’s an historic date for our Company as well, as this is clearly the single largest transaction we’ve ever undertaken.  I’ll get to some of the raw numbers in a minute, and then John’s going to provide the financial view during his remarks.

But first let me give you an overview of the transaction.  Let me be very clear on something from the very outset.  What we announced today dramatically accelerates our existing growth plan.  It’s not a change in direction,  it’s not a different business model, it’s exactly where the FairPoint train was headed.  We’re just arriving at the station well ahead of our schedule.

What we’ll accomplish with this merger might have taken us five years or longer by acquiring smaller operating companies and integrating them into FairPoint.  What it means to our shareholders is, concurrent with the closing of this transaction, we will have eliminated many of the questions that you had about the future of our Company.  Quite simply, this larger growth platform will allow us to be more aggressive and more nimble in acquiring and improving local telecom operations throughout the Country.  It means new opportunities to grow, build value and appreciation in our share price.

But first we must work towards closing the transaction.  So let me give you some of the specifics.  The merged company will demonstrate an attractive valuation of approximately 6.3 times 2005 EBITDA in line with past transactions that we’ve completed, and certainly attractive when compared to other recent telecommunications transactions.

Further after considering the approximately 60 to 75 million in recurring annual synergies and cost savings that we expect to achieve here, the multiple drops to below six.  The transaction will improve our dividend sustainability and our financial flexibility, and quite obviously, dramatically increase our scale.

Transactionally, this will be done through a tax-free spin off of specific Verizon Communications, Inc. operations in Maine, New Hampshire and Vermont, followed by a tax-free merger with and into FairPoint.  Consideration for the deal is $2.715 billion, which is made up of $1.7 billion in assumed debt, and $1.015 billion in FairPoint stock.

In aggregate, and based on outstanding shares, FairPoint shareholders will own about 40 percent of the combined company.  And Verizon shareholders will own about 60 percent.  The combined company will be run by FairPoint’s management team, and continue to trade under FairPoint’s existing ticker symbol, FRP, on the New York Stock Exchange.

Verizon will nominate six independent directors to our Board.  And we will nominate three of our existing Directors. Kent Weldon and Frank Bynum resigned their Board positions after seven and nine years of service, effective as of today.  Their resignations assist us in fulfilling the merger agreement requirement to elect six directors to be nominated by Verizon.  And I would be absolutely remiss if I didn’t stop for a second and thank them for their service to our Company.  It’s been tremendous over the years.  They’ve had great, great advice and insight, and will be sorely missed as Directors.

Finally, we have committed financing in place to make this transaction a reality.  John will talk about that more.

You know, with all that said, I’d like to think that even more important than what we announce today, is why we’re doing it.  So let me take a few minutes to discuss the rationale for the merger.  It has real and tangible benefits for shareholders, for customers and for employees.

Perhaps most pleasing for many of our shareholders, the transaction improves our dividend sustainability.  And we intend to keep our dividend unchanged at $1.59 per share annually, subject to the declaration by the Board of Directors, in compliance with Delaware law, and covenants in agreement to governing indebtedness.

Our leverage improves to approximately 4.1 times EBITDA, with manageable pro forma net debt of about $2.3 billion.  Our cost to capital will be significantly lower than today, and we’re going to gain marked flexibility on our balance sheet.  Also compelling, our dividend payout ratio is expected to improve to 60 to 70 percent after the integration of the acquired operation is completed and after we’ve factored in the various cost savings.

This merger is aimed quite simply at strengthening communities through communications.  And that means good news for customers, and its’ good news for employees.  We’re confident that we can provide stronger more competitive operations, bringing our customer-centric focus to Maine, Vermont and New Hampshire.  And we expect to implement significant DSL and broadband expansion in the region.

So services expansion, we expect that our new, larger and stronger employee base will enhance our core capabilities.  As we mentioned in the Press Release earlier today, we already have state-of-the-art service centers in the region, and we intend on enhancing that presence.  Our plans include opening three new in-region service centers, a network operations center, an information systems center and an administrative center in addition to the ongoing improvements, FairPoint’s South China Maine, East Coast call center.

FairPoint is not made up of access lines though; it’s made up of people.  They’re the most compelling part of this transaction, because without them we can’t execute on any of the facets we’ve discussed so far.  FairPoint has always been focused on the success of our employees.  We will look to cultivate and maintain constructive relationships with employees, unions and with policy makers.

If I may, I’d like to focus for a second on our investors, and talk about how we feel this transaction creates numerous opportunities for value creation.  We think it’s a unique, unprecedented opportunity for our shareholders to participate in the accelerated growth of FairPoint.  We’ll look to drive revenue by offering new product bundles and increasing broadband availability.

Our shareholders have often heard me speak about ‘importance of scale’ in our business.  You’ve heard me say it over and over again.  This new, larger platform will offer tremendous economies of scale, and opportunities for increased automation, all of which we’ll look to exploit.

The operational efficiencies are apparent, and we’re going to capitalize on them.  The economies of scale and our investment in state-of-the-art systems, which will begin even before we close, will afford us greater operating flexibility.

And financially, there’s no question that this deal will put us on firmer footing.  We’ll be delivering the balance sheet.  The lower leverage and reduced dividend pay-out ratio should provide us with more operating and strategic flexibility, improved access to and a lower counted capital, increased liquidity for our legacy shareholders and the new shareholders we’ll be adding at closing, and less reliance on regulated revenues.  In fact, our reliance on regulated revenues are expected to be cut in half, from 50 percent of total revenues pre-merger to 25 percent of total revenues post merger.

All of these factors should allow for more cash available for discretionary capital expenditures as we upgrade our new lines in New England and continue to service our legacy properties across the Country.  Overall, this transformation will create a scaleable platform for acquisitions, which as you know, has been the very foundation of our growth.

This next slide John wanted to take, but I took it back from him because I think this slide tells the whole story quite well.

Our shareholders will own 40 percent of the combined company at closing.  And if you need to know if this is a good deal, you can look at the following.  To gain a 40-percent stake in this expanded FairPoint, FairPoint as it exists today will contribute 14 percent of the access lines, 18 percent of the revenue and 25 percent of the total EBITDA.  Again, 14 percent of the lines, 18 percent of the revenues, 25 percent of EBITDA and 40 percent of the combined entity.  By any measure, I think our shareholders can clearly see how this transaction is going to be good for them and good for the future of FairPoint.

Now we’ve got to get the deal closed.  And that’s where a large part of our time and talent is going to be spent over the next 12 months.  So before I turn the presentation over to John to discuss the operational synergies and the financials, on the next slide, slide eight, we can see that this transaction is a win/win for everyone concerned.

Our management team is ready, willing and able to make this transaction smooth and without interruption to customers.  In fact, the transition has already begun.  We’ve put in place a comprehensive transition plan to service customers and to develop a robust, scalable network platform.  And Verizon has made sure that we will live up to our promise to service this region to the best of our ability by insisting on specific transition agreements and allowing for incentives during the process for FairPoint.

We plan to spend approximately $95 million to approximately $110 million prior to closing to ensure an efficient and successful transition.  That number includes Verizon’s up to $40 million contribution of this process.  We both have a vested interest in the success of this transaction, and we’re both putting our money where our mouths are.

Let me just take a minute to talk about the team at Verizon that negotiated the deal with us.  I’ve been in this business a pretty long time, and I’ve done a lot of deals.  I tell you; you’d be very hard pressed to find a better team.  They’re firm but they’re fair.  And they recognize that the customer must always come first.  In fact that’s a value that we and Verizon share, is the importance of the customer.

So what I’d like to say is to Ivan Seidenberg, to Virginia Ruesterholz, to John Diercksen, I offer my thanks.  It’s been truly a pleasure to do business with you and we look forward to a great transition.

So all the negotiations went smoothly.  And as talented as our FairPoint team is, we’re not going to be able to do this all on our own.  To that end, we’ve retained the best consultants in the business in the areas of regulation and public policy, network operations and system development integration, so that no stone is left unturned, and no part of the transaction is overlooked.  And let me stress again that we will be working hand in hand with Verizon throughout this process to meet all of our transition goals.

Finally, we recognize New England, and our legacy systems for that matter, will benefit from an investment in systems.  To that end we plan to invest $200 million in systems development and integration to maximize and accelerate efficiencies.

Again I hope that my enthusiasm and excitement for this transaction is coming through loud and clear.  Make no bones about it; we are now on an accelerated growth path.  I truly believe that we are destined for even more success in the near future.

I’m going to be traveling throughout the region over the next several weeks, meeting with our many constituents.  And I hope to bring our contagious enthusiasm to our customers, to our employees, to our new employees and to the regulators.

Now I’d like to turn the call over to John to discuss the details of the transaction and the financials.  John?

JOHN CROWLEY, EXECUTIVE VICE PRESIDENT AND CFO, FAIRPOINT COMMUNICATIONS, INC.:  Thanks, Gene, and good morning everyone.

If I could just repeat, this merger is great for everyone involved.  Under the agreement, we will issue approximately 53.8 million shares to the shareholders of Verizon at the time of closing.  Those shareholders will be getting a share with the current annual dividend of $1.59, and a recent trading history of $18.88.  At the current number of their shares outstanding, that would represent approximately one FairPoint share for every 54 Verizon shares.  Counting the debt, we will assume from the spun-off operations, this implies a valuation of $2.715 billion and a multiple of 2005 EBITDA of 6.3.

In the box on the lower right, you will see a snapshot of Verizon Maine, New Hampshire and Vermont based on the 2005 audit.  In a minute, I will describe some of the trends of the business, and the EBITDA adjustments that result from the specific transaction structure we’ve negotiated.

First let me tell you what assets are included in the merger.  We are acquiring all of the incumbent local exchange assets of Verizon in Maine, New Hampshire and Vermont, including plant, central offices, switches and customer lists, all of the Internet infrastructure from the consumer up to, but not including the Internet point of presence or POP, and those customer lists as well.

We will assume the existing union contracts.  And approximately 3,000 employees will become FairPoint employees upon closing.  We’re not acquiring any wireless assets and we’re not taking the legacy MCI business.  At September 30, 2006 this business comprised just over 1.7 million access line equivalents.

We intend to operate the business on a lower cost base, with $60 million to $75 million in expected synergies and cost savings or approximately eight to ten percent of current operating expense of Verizon Maine, New Hampshire and Vermont.

This can be accomplished without any reduction in employment.  And in fact, we expect to hire approximately 600 people in the three-state area.  Currently Verizon Northern New England, or Verizon Maine, New Hampshire and Vermont essentially out sources nearly all of its support and back-office operations to Verizon-affiliated companies.  Included in the $775 million of operating expense, on Page 10 in that box, is an annual allocation charge for support services of approximately $240 million per year.  We will be performing most of those functions in the region at our cost structure.  And this will require both investment and hiring.

Many of our existing systems are scaleable at cost levels that are known to us by our own experience.  Other functions such as online payments and wholesale provisioning will require some development work.  Our budget for these systems, as Gene said, these system upgrades, and enhancements and data conversion, is approximately $200 million.  In the interest of a successful transaction, a good chunk of that work will be done before closing.  And I’ll talk about that in a moment.

First, let me walk through what FairPoint will look like on a pro forma basis after the merger.  These numbers are based on the respective 2005 audits of FairPoint and Verizon Maine, New Hampshire and Vermont.  As I will discuss in a minute, FairPoint EBITDA is nearly flat or declining at a slower rate than access lines and Verizon Northern New England is losing access lines at approximately six percent a year.

In preparing the pro forma on Page 12 for the Verizon component, we have adjusted out $13 million in one-time expenses and $23 million in expense for certain pension and other retiree benefits as we will not be assuming those benefits for anyone that retires before closing of the merger.  That pro forma EBITDA is consistent with the number on Page 10 of the slides.

You can see right away the attractiveness of the merger for our existing shareholders.  EBITDA per share increases from about $3.80 to $6.40.  Our leverage improves to 4.1 times EBITDA and it will continue to improve over time from internally generated funds.  As Gene said, we intend to maintain our dividend at $1.59.  And after we complete the transition, the payout ratio improves to the 60 and 70-percent range, making the dividend even more sustainable.

Let me briefly touch on capital structure.  Just prior to the merger Verizon will collect a dividend from the Northern New England Company, up to its tax bases in the assets, approximately $900 million.  We have financing commitments in place to fund that dividend, make the one-time capital expenditures related to the state-of-the-art systems and DSL that I just mentioned.

Also prior to the merger, the Northern New England Company will issue a bond to Verizon, which Verizon may utilize to complete a debt-for-debt exchange, the part of its existing debt.  That bond will be approximately $800 million.  The final mix of bond and bank debt will depend on the tax basis at close.  But net-net, immediately after closing, FairPoint will have approximately $2.3 billion in debt of which just over 50 percent will be at fixed rate or hedged through interest rate swaps.  During the course of the next year, as we lead up to closing, we will likely enter into contingent interest-rate swaps to ensure a predictable free cash flow beyond closing.

Our depreciation will be high due to the recent capital expenditures by Verizon on the Fiber-to-the-Home project, and pending conversion-related cap ex that we’re doing.  Those, combined with our net offering losses, suggest that our cash tax rate is likely to be modest for five to six years after the merger.

After the initial ‘07 and ‘08 capital expenditures related to the system enhancement, recurring cap ex is likely to be in the $160 to $170 million range.  So it becomes clear from those various components that the merger is substantially accretive to free cash flow after completion of the transition.

Let me just fill in some of the additional transaction detail.  We will enter into a wholesale long-distance contract with Verizon intended to improve our long-distance margins.  FairPoint will, upon closing, assume the pension and other retirement obligations of those employees that continue.  At the time of the merger, Verizon will transfer liquid assets equal to the then net present value of the pension obligations based on an agreed actuarial process.  The OPEB obligation will be assumed on a pay-as-you-go basis.  During the early years after closing, we expect the actual cash expense related to the OPEB obligation to be modest.  Benefits of employees that retire prior to the merger will continue to be the responsibility of Verizon.

There are approximately 3,000 direct employees at the Maine, New Hampshire and Vermont business, of which about 85 percent are covered by collective bargaining agreements.  As we said, they will be supplemented by approximately 600 new hires in the region.

Now let me walk you though the transition plan.  That is the period from now until we transfer all operations to our systems.  Some of these numbers get a bit confusing, so I want to start by laying out the guiding principles of the structure we put in place.

First, we’re committed to a smooth conversion for our customers as they transfer from Verizon Northern New England to FairPoint.  Second, we have a structure in place that allows us to achieve that and pay our $1.59 dividend through and after closing.  And three, we want the merger to result in an efficient state-of-the-art telecommunications company as soon as possible after the merger.

To do that, we will invest approximately $200 million in new support systems and enhancements to our existing systems.  And you’ll hear me speak of the $200 million at a couple points.  The $200 million essentially broaches the period of the closing.  Up to approximately $110 million may be invested prior to the closing of the merger.  And the remainder will be completed after closing.

We will finance the pre-closing costs by selling our Orange County-Poughkeepsie partnership stake, for $55 million, to Verizon Wireless before the merger.  Second, Verizon will contribute $40 million dollars.  And certain suppliers will defer receipt of $15 million in payments until closing.  And of course we have our own internal resources as well.

Because some of these systems will not be completed by closing, we will initially operate under a transition services agreement, a TSA, under which Verizon will provide support and services to us.  This agreement is designed to provide seamless customer service, and has a sliding scale fee structure to encourage Verizon to work closely with us to convert our systems.

We of course have the inherent incentive to convert as quickly as is prudent in order to obtain our own cost structure.  Our current view is that we believe we will convert to our systems in mid 2008 and pay fees under the transaction services agreement for six months after closing.

The effect post closing is that we will have certain non-recurring costs in the first year.  But we believe our financing agreements will allow us expense carve-outs of those non-recurring expenses.  And we have commitments in place to indicate that.

Now let me describe the effect on our results in 2007, and even affecting Q4 2006.  On this subject a quick word about accounting — because for GAAP purposes we will be treated as the target in this merger, we will be expensing transaction costs as incurred.  But we will capitalize the majority of the systems investments.  Approximately 75 percent of the costs will be capitalized as systems, and the remainder will be expense.

Each quarter we will provide you with those costs in our earnings report so that we can detail that allocation.  Our preliminary results for fourth-quarter 2006 would have resulted in adjusted EBITDA of $33.4 million had we not gone into due diligence on this transaction.  And that would have been right in line with what we suggested in our November earnings call.

After deducting due diligence and transation costs of $2 million in the quarter, our preliminary result is adjusted EBITDA of $31.4 million for the quarter.  And nearly all of the fourth-quarter costs were transaction related rather than systems related, and therefore expensed.

With interest in the quarter of $9.8 million, and cap ex of $6.6 million, we still generated free cash flow sufficient to add to our basket of cumulative cash available for dividends after paying the dividend.  We expect to report final audited numbers for 2006 in mid to late February.  And our estimate is $131.3 million for adjusted EBITDA after all those charges.

For 2007, we would have expected adjusted EBITDA in the range of 129 million to 131 million.  However without Orange-Poughkeepsie, and because of expensing these non-operational transaction costs, we expect adjusted EBITDA to be in the range of $95 million to $97 million.

Capital expenditures will be approximately $73 million to $75 million for the year, of which 44 million are in support of the merger rather than ordinary core capital expenditures.  The 44 million represents the net of the contribution of the deferral I mentioned a moment ago.  We expect to have agreements in place to exclude the merger-related costs from any dividend restriction, so that the dividend is secure through and beyond the merger closing.

Now back to the post closing pro forma FairPoint.  Our access line density increases from 13 to 36 lines per square mile.  The markets are still substantially rural, with about 90 percent of the wire centers smaller than our biggest city, which is Ellensburg, Washington.  We estimate that about 56 percent of the access lines are in rural markets.  And we define that as in wire centers of under 10,000 access lines, not near a major city such as Burlington, Vermont, Nashua, New Hampshire and Portland, Maine, and having modest CLEC encroachment.

Based on September 30 data, we will have over 2 million access-line equivalents, over 1.6 million voice-access lines, nearly a quarter-of-a-million high-speed data accounts, over 600,000 long-distance customers, and 160,000 wholesale lines.

Finally, although these are competitive markets with Comcast, Time Warner and CLECs, they are the kind of markets we know.  These two charts indicate the relative access line and high-speed data performance of FairPoint and Verizon Maine, New Hampshire and Vermont.

The September 30 year-on-year access line losses for FairPoint were 3.5 percent, while Verizon Maine, New Hampshire and Vermont lost six percent over the same period.  We aim to improve on those results, and note that we will be among the largest employers in the region with a strong local presence and commitment to economic growth.  We believe that loyalty to our customers will be returned in improved sales metrics.  We intend to get the results in these dates to converge more with our own results.  And in the case of DSL penetration, we are going to expand the addressable footprint and offer a quality product and service the businesses and consumers want.

And now Gene wants to make some summary points before we take your questions.

GENE JOHNSON:  Thanks so much, John.

This is a great day for FairPoint. It’s also a great day for the consumers of New England, for employees, for our shareholders, and indeed for the entire industry.  In one transaction we provided the basis for a very bright future at FairPoint.

I can tell you this much — we’re determined to further establish FairPoint as one of the preeminent communication providers in the United States.  As I told you before, this transaction is the culmination of a lot of hard work, but a new beginning for our company.  And really, the hard work is just beginning.

To our shareholders, I remind you of the attractive valuation, the extremely accretive nature of the transaction, the strong support for the dividend policy and the prospect of an accelerated growth strategy based on enhanced financial strength.  To our customers and employees, both new and old, I pledge our time and resources to ensure that you get the maximum benefit from this transaction.  And to everyone, I state clearly that these new revenue opportunities and enhanced operating efficiencies will improve our financial base and further enhance our acquisition platform.  It doesn’t get any more exciting than that in this business, and we are really grateful that you’re supporting us in our efforts.

Thanks for you attention.  And we’re going to take your questions.  We’ll try to answer as many as we can.  John and I are here in Basking Ridge.  Walt is in Charlotte.  He’s available to answer questions as well.

OPERATOR:  At this time, I would like to remind everyone, if you would like to pose a question, press star then the number one on your telephone keypad.  We’ll pause for a moment to compile the Q&A roster.

Your first question is coming from David Barden from Bank of America.

DAVID BARDEN, BANK OF AMERICA:  Hi, guys.  Good morning, congratulations.  Thanks for the call.

The first question I have is — and I apologize, I got on about five minutes after the beginning.  But what conversations, assurances have you gotten from the unions, from the regulators with respect to the progress that will be made in getting this deal closed?

And then second, with respect to the Company not having had an infrastructure of its own in the past, and you guys are investing and trying to merge this infrastructure in the past, what are the chief hurdles that need to be cleared in order to get to a point where you could manage this business back to, say, a three-percent rate of line loss as opposed to a six-percent rate of line loss?  Thanks.

GENE JOHNON:  David, without being too specific, let me just say that the first question, the union and regulator question — we are literally — while this call is going on, Peter Nixon is talking to the governors of the States, the regulators and union officials.  We will meet with those later this week.  I actually will leave here later this afternoon and spend the rest of this weekend, and most of the next two weeks in the service territory meeting with various groups of people.  So we expect that there is going to be a tremendous amount of cooperation.  Simply because of the unions and the employees, I think the fact that we have said that we don’t plan to terminate any employees.  That we’ve said that we’re going to honor the existing union agreements, that we’re not going to change pay scales.  Benefits will remain the same.  Those kind of things — and we’re going to add 600 new jobs — ought to be received very, very well.  So we are very excited about that.

And …

DAVID BARDEN:  Gene, if I could just follow up — do you think like the presence or absence of Verizon’s Fios investments in fiber and such would be a sticking point?  Obviously you’re talking about investing more in broadband in general.  But do you think that there will be some, you know, leeriness on the part of the regulators to you know, let Verizon sell these lines with no kind of fiber investment at the margin?

GENE JOHNSON:  I can’t speak to the regulators.  I will tell you this however, that if you remember, our DSL availability and broadband availability now for our customer base is about 88 percent.  And in some of our States, these States specifically, it’s even higher than that, significantly higher than the existing availability for the lines we’re acquiring.  So we think that will be very well received in the States.

We’ve not had specific discussions in detail with the commissions yet.  So I’d rather have that behind closed doors for now.

DAVID BARDEN:  OK.  And then just generally on the kind of, you know, big issues that need to be addressed in terms of getting these — you know, getting this very large business integrated into FairPoint and kind of ramping it back to the point where it could be out-performing Verizon’s core business?

GENE JOHNSON:  Yes.  We believe that the infrastructure investment is critical to that.  And that’s one reason that Verizon’s worked very closely in a partnership fashion, quite frankly, in structuring the way we’re going to do this.  They’re going to be good partners for us as we move off of their platforms and onto our own platforms.  We will be building state-of-the-art platforms.  As you know, we’ve got some experience in this kind of thing.  We’ve done it well in the past.  And we will be building state-of-the-art scaleable platforms, which will be critical to us in our sales and marketing efforts.  It’s very, very important that we have the current information we need — you’ve heard me talk about that in the past — to be able to go out and sell these customers.

I won’t talk about specifically what our expectations are about what is going to happen with line losses going forward, except to tell you that we think that the platform that we’re building is going to be very important in achieving that.

DAVID BARDEN:  All right.  Thanks a lot, Gene.

OPERATOR:  Thank you.

Your next question is coming from Raina Smyth from Morgan Stanley.

RAINA SMYTH, MORGAN STANLEY:  Hi.  Thanks for taking the question.  I was hoping you could talk a little bit more about how the line loss has trended.  You said it was six percent most recently.  But is that up from lower levels, or has it been steady there for a while?

And then, you’re increasing the broadband availability — where is it currently, and what kind of cable overlap does Verizon have in the Northeastern states?

GENE JOHNSON:  I’ll let — John will take those questions.

JOHN CROWLEY:  Hi, Raina, it’s John Crowley.

RAINA SMYTH:  Hello.

JOHN CROWLEY:  The access line losses have been drifting up a little bit.  They were running about five percent in the ‘03 to ‘05 period.  And they’re drifting up a little bit closer to six percent now.  In part, that reflects some price increases that have been put into place.  And so when you blend in the effect of the ARPU, the revenue effect has actually been somewhat modest.

On the cable competition — the two big cable operators in that region that of course we know well are Comcast.  We estimate Comcast passes about 35 percent of these access lines with some form of cable plant.  We don’t yet know how that breaks down between simple one-way video and how much of that is upgraded for broadband.  And Adelphia — or not Adelphia — Time Warner, in counting the recently acquired Adelphia properties, passes about 23 percent of the access lines.  Again, that’s with some form of cable plant.  We don’t yet know how much of that is upgraded.

But it’s not particularly far off the numbers that we have.  We’ve got a number of the cable competition as a percentage of access lines.  It’s very, very close to ours.  You know that ours is about 69 percent.

RAINA SMYTH:  OK.  And how many of the lines are enabled, or what percentages are enabled currently?

JOHN CROWLEY:  The Verizon lines are about 62-percent enabled for high-speed data right now.  And as Gene said, we plan to take that up to, you know, more market levels so that we can enhance the sales of high-speed data.  And we would certainly aim — and I think Gene would probably insist — that we reach a point where Verizon’s HSD penetration is comparable to ours.

RAINA SMYTH:  OK.  Do you think that transition is going to take just the next year, or is it longer term?

JOHN CROWLEY:  We think, worst case, the transition takes 18 months.

RAINA SMYTH:  OK, great.  Thank you so much.

JOHN CROWLEY:  The target is to close it down to this year.  But the transition itself will go slightly beyond the closing itself.

RAINA SMYTH:  OK, great.  Thank you.

JOHN CROWLEY:  Thanks, Raina.

OPERATOR:  Thank you.

Your next question is coming from Frank Louthan from Raymond James.

FRANK LOUTHAN, RAYMOND JAMES:  Hey, good morning.  A couple quick questions — at what point — all the numbers you have are for ‘05 EBITDA, and revenue and so forth.  Do we have anything on what the third quarter of ‘06 was maybe, or the current run rate?  That would be helpful.

And you said that you’re not buying the MCI access?  What is that?  What exactly does that mean?  In years past when Verizon has sold lines, they’ve generally kept the long-distance relationship with the customer.  Is that the case?  Or are you getting the full bundle from customers?

And can you give us any idea on the Time Warner’s impact in Portland, Maine, and what’s sort of there the share loss has been in that market?  Thanks.

GENE JOHNSON:  I’m going to let Walt answer the first question first.  And then John will — or the second question first, and then John will answer the first question.

Walt, you there?

WALTER LEACH, EXECUTIVE VICE PRESIDENT OF CORPORATE DEVELOPMENT, FAIRPOINT COMMUNICATIONS, INC.:  Yes.  Can you hear me OK?

GENE JOHNSON:  Yes.

WALTER LEACH:  OK.

Yes, the — there’s a lot of things happening with the set of assets that we’re acquiring here.  So I think the best way to talk about trends through ‘06 is to just deal in terms of the core EBITDA from the core business.  And the reason this is a little tricky is because we are not acquiring the retiree obligations related to these assets.  We will only have the obligations for all active employees when we close.  But the audit information that we received in the past has included the retiree information.  And we’ve had to figure out, with Verizon’s help, how to parcel that out.

But in general what I can tell you is the core business, through the first nine months of 2006, has drifted down slightly, but something in the, you know, the four — any where from the three-to-five-percent kind of range based upon carving out what we think are the appropriate expenses that won’t come with the transaction, so not a material decline in the core business that we will be getting as a result of the merger.

FRANK LOUTHAN:  I mean which has drifted down three to five percent, the level of EBITDA, or …

WALTER LEACH:  Yes.  No, the level of combined EBITDA.  And the revenue has drifted down a little less than that.

FRANK LOUTHAN OK, great.

JOHN CROWLEY:  I thought that was the second question.  On the MCI question, we are getting the long-distance relationship for the accounts, for the customers that are transferring in the ILEC business.  So if the ILEC customers pick the Verizon long distance, then we will get those relationships.  It’s the resale relationships that we will not be taking.

FRANK LOUTHAN:  OK, great.  And on the Portland market?

JOHN CROWLEY:  The Portland market is one where Time Warner is quite active.  We don’t have the direct cable competition broken out by city.  We only have it by State.  I mean if we want to look at Maine itself, Maine is at about — comparable to the others.  Maine as a whole is at about 65 percent cable competition.

FRANK LOUTHAN:  Is the rate of line loss in Maine any different from the other areas?

JOHN CROWLEY:  I don’t think appreciably different.  Let me look it up.  It is not really appreciably different in Maine.

FRANK LOUTHAN:  OK, great.  Thank you very much.

JOHN CROWLEY:  I mean keep in mind, let’s be honest, that State as a whole.

GENE JOHNSON:  Right.  Thanks, Frank.

OPERATOR:  Thank you.

Your next question is coming from Tom Egan from JP Morgan.

TOM EGAN, JP MORGAN:  Hello guys.  Thanks for taking my call.  Just want to make sure I’ve got the numbers straight that you’ve given to us.  You’ve got a bout $200 million for the integration plan.  Is that net of the $55 million you’re receiving for Poughkeepsie?

JOHN CROWLEY:  What we’ve done for that, Tom, is we’ve just — we’ve broken it out.  There’s about $200 million and a combination of cap ex and op ex to stand up the system, to do training, and to convert data is obviously a big factor in there.  The $200 million will be, in round terms, spans about $110 million before closing, and therefore about $90 million after closing.  The $110 million that we’ll be spending before closing will be financed with the sale of Orange-Poughkeepsie, the contribution from Verizon and the deferral of payments by certain suppliers.

TOM EGAN:  OK.  So if I want to think about it another way, for the $55 million that you’re receiving for Poughkeepsie, then net — if I take the integration plan and net that out, it’s more like $145 or something like that, right?  Just doing the math …

JOHN CROWLEY:  Yes I suppose if you applied the $55 million in cash on Orange-Poughkeepsie to the overall plan.  But keep in mind; the Orange-Poughkeepsie sale will have been before the merger.  We don’t know exactly when.  It’s subject to regulatory approval.

TOM EGAN:  Got it.

JOHN CROWLEY:  And the totality of the 200 will be spent roughly half before closing and half after closing.

TOM EGAN:  All right.  And I’m just kind of — I’m just kind of trying to like think of what the bottom line here is.  If I take 200 and subtract out 55, and I subtract out Verizon’s 40, it looks more like it’s about a hundred, right?

JOHN CROWLEY:  In terms of the need for us to come up with cash, that’s right.  But keep in mind, that the two components of finance that you mentioned, the Verizon contribution and the asset sale occurred before closing.  So the cash affect before closing is pretty modest.

In terms of the cash outlay by us, that will be principally after closing, utilizing the resources of the merged company.

TOM EGAN:  And just one other math clarification.  When I look at the before and after EBITDA for the merger, in 2005 you have $135 for FairPoint, and then $566 after the merger.  That’s a delta  of about $431.  Is that inclusive of the $60 million to $75 million of synergies, or is that before the synergies?

JOHN CROWLEY:  No, that is based on historic audited results.  The synergies are not applied.

TOM EGAN:  OK.  All right, so you have — OK, great.

JOHN CROWLEY:  We obviously hope to improve eventually on that.

GENE JOHNSON:  Thank you.

JOHN CROWLEY:  Thanks, Tom.

TOM EGAN:  Thank you very much.

OPERATOR:  Thank you.

As a reminder, Ladies and Gentlemen, if you do have a question you may press star one at this time.

Your next question is coming from Andrew Hamerling from J Goldman.

ANDREW HAMERLING, J GOLDMAN:  Yes congratulations.

I do have a few questions, one on the size of this transaction.  I mean objectively it seems like a puppy dog trying to buy a three-legged elephant. There have been a lot of rumors out in the marketplace that the quality of the lines is a little bit lower.  And I guess the 60 percent penetration of the DSL would say that.

But that not withstanding, you guys have done a great job so far with all your acquisitions.  Proportionately speaking, have you done any acquisitions that are, I guess, this magnanimous i.e.  when you were a much smaller company?  Did you buy any companies that were substantially larger?

GENE JOHNSON:  No.  Andrew, you have — you’ve usually said things in an eloquent manner.  Talk about buying a three-legged elephant.

ANDREW HAMERLING:  Sorry.  I mean it squishes the issue, obviously.

GENE JOHNSON:  Yes.  The answer to your question is yes we have.  When we began the Company, we made our first acquisition in 1993; it was a 4,500 access line company in Kansas, a very, very small business spread out over 4,500 square miles.  We subsequently, about five months later or so — yes about five months later — entered into an agreement to acquire some 30,000 plus access lines from GTE in which there was no infrastructure at all.  We were getting raw lines and employees with not infrastructure.  And we had to do this kind of a transition back then with you know the very small number of employees we had at Sunflower Telephone Company and me.

So yes we have done this kind of a thing before in the early days.  So we think we know what we’re doing here.

ANDREW HAMERLING:  OK.  Terrific.  And the last question — with respect to the people who left the Board, I notice one is coming from Thomas Lee Partners.  Should we read into this?  And should we think they’re a seller now, or should we think they’re going to hold their stock?  I guess that’s the thought process there since they are a meaningful shareholder.

GENE JOHNSON:  All I’ll say about that — I can’t speak for any shareholder about what they might buy or sell.  I will tell you they’re private equity firms, and they’ve held the stock now for some six years, and Kelso for longer than that.  But I wouldn’t read — you know, I wouldn’t presume to speak for our shareholders.

ANDREW HAMERLING:  OK.  Thanks guys.  Congratulations.

GENE JOHNSON:  Thank you very much.

JOHN CROWLEY:  Thanks, Andrew.

OPERATOR:  Thank you.

Your next question is coming from Barry Sine from Oppenheimer.

BARRY SINE, OFFENHEIMER:  Good morning.  I wanted to ask a question first in terms of the regulatory approval process.  What regulatory approvals do you need?  And what is the timeline expected on these approvals?

And then also on Verizon’s fibers, is there any build out that’s been done in region in this region for fibers?

GENE JOHNSON:  Yes.  On the regulatory approvals — we’ll need approvals from the three-state commissions.  We’ll need approvals — there’s some FCC approvals required.  We’ll need Hart-Scott-Radio waivers or approvals or whatever the legal term is — Shirley is sitting down here and she nodded her head, so I guess I said it right.  And we have slotted this transaction.  We believe we’d like to have those regulatory approvals in the October time fame.  We slotted the transaction to close it within 12 months of the day.  So we’d like to get those things done.  So those are the requirements.

And John will answer the other question.

JOHN CROWLEY:  Yes, Barry, hey how are you?  Verizon has built out somewhere between 70, 000 and 80,000 fiber-to-the-home passing, mostly in the Nashua, New Hampshire area.  And so obviously those are included in the transaction.  So we’re looking forward to figuring out interesting things that we can do with that.

At the moment, they’re not actually turned on for video, so we’ll be exploring that.  At this point, we don’t want to imply, you know, that there’s a whole bunch of exciting synergies that we’re about to grab.  I mean we see this initially as basically a matter of capital structure and operating efficiency.  We’re very confident on the synergies in terms of cost saving.  And if we find that we can sell video to people in Nashua, New Hampshire and elsewhere, all the better.

BARRY SINE:  OK.  Also on the $40 million Verizon pre-closing contribution — what form will that take?  Will that be a loan, or how will that be structured?

JOHN CROWLEY:  No.  They will actually pay two-thirds of the transition costs up to the first $60 million, so $40 million.  And that will not be — that will not be repayable at closing.

BARRY SINE:  OK.  Thank you.

OPERATOR:  Thank you.

There are no further questions at this time.

BRETT ELLIS:  This is Brett Ellis again.  I wanted to reiterate to everybody that the slides that we used for the call this morning are available on our Web site at fairpoint.com under the Investor Relations section.

GENE JOHNSON:  Good.  And if there are no other questions, let me just conclude by again thanking you all for tuning in this morning, for listening to us, for reading the press release.  We are extremely excited about this transaction.  We think it’s a fantastic transaction for our shareholders, for Verizon and quite frankly for the industry at large.  And we look forward to providing service to those additional customers in New England where we already have a number of tremendous customers that we’re proud to serve.

Thanks very much for calling in.  And we look forward to updating you on the progress of this in our future calls.  Have a great day, everyone.

JOHN CROWLEY:  Thanks, everyone.

OPERATOR:  Thank you.  This concludes today’s FairPoint Investment Community conference call.  You may now disconnect your lines at this time, and have a wonderful day.

END